Exhibit 99.1

Courier Corporation Reports Record Results; Eighth Straight Year of Earnings and Dividend Increases

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 4, 2004--Courier Corporation (Nasdaq:CRRC), one of America's leading book manufacturers and specialty publishers, today announced record results for the fiscal year ended September 25, 2004. Overcoming a slow first half with improved performance in the third and fourth quarters, the company achieved its eighth straight year of record income, with revenues from continuing operations also reaching an all-time high. In addition, despite the $12-million acquisition of Research & Education Association (REA) in January and significant capital expenditures related to a new four-color press, Courier finished the year with cash of $24 million.
    Simultaneously with the release of the company's operating results, Courier's Board of Directors announced a 14% increase in its quarterly common stock dividend, to 10.0 cents per share from 8.75 cents per share. This marked the eighth consecutive year of double-digit increases in Courier's dividend.
    Fourth quarter income from continuing operations was $7.6 million, or $.92 per diluted share, up 9% from $7.0 million, or $.85 per diluted share, in the fourth quarter of fiscal 2003. Revenue for the quarter was $59.2 million, up 11% from $53.5 million in last year's fourth quarter.
    For fiscal 2004 as a whole, income from continuing operations rose to $20.5 million, up 7% from $19.3 million in 2003. Net income per diluted share from continuing operations was $2.50, an increase of 5% over last year's earnings of $2.37.
    "Once again we have weathered a challenging year and posted increases in sales, earnings and market share," said Courier Chairman and Chief Executive Officer James F. Conway III. "Both of our business segments shared in this growth, with a strong education market driving gains in book manufacturing. The confidence that led us to double our four-color printing capacity with a new state-of-the-art press earlier in the year was amply rewarded by volume and share increases in textbook business from several key customers. In addition, we were pleased to see positive contributions to both sales and earnings from our January acquisition of Research & Education Association (REA).
    "As always, we worked hard to deliver outstanding service to customers while ratcheting up operating efficiency with equipment upgrades and expanded company-wide training. We also continued to serve investors well, outperforming the S&P 500 for seven out of the last eight years. And we closed the year with the honor of being named to the Forbes list of 'Best 200 Small Companies in America' for the fourth year in a row."

    Book manufacturing sales, income and market share increase

    Courier's book manufacturing segment had fourth-quarter sales of $49.6 million, up 9% from last year's fourth quarter. Pretax earnings for the segment rose 8% in the fourth quarter to $9.1 million or $.72 per diluted share versus $8.4 million or $.67 per diluted share in 2003. For the full year, book manufacturing sales were $177.2 million, up 3% from $171.9 million in fiscal 2003. Pretax earnings for the year were $25.2 million or $2.01 per diluted share, an increase of 4% from last year's $24.2 million or $1.95 per diluted share. Gross profit as a percentage of the year's sales decreased by 160 basis points to 27.9% from 29.5% in 2003, reflecting a more aggressive pricing climate as well as startup costs for the new four-color press.
    The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market rose 11% in the fourth quarter and 13% for the full year, driven by strong sales at the elementary and high school levels, which rose approximately 30% for the year. Higher-education sales were up 4% for the year. In the religious market, a 14% increase in fourth-quarter sales offset slow sales earlier in the year, bringing full-year growth to 3%, in line with expectations. Sales to the specialty trade market were up 2% in the fourth quarter, reversing the declines of previous quarters but still leaving full-year sales down 8% from a year earlier, as publishers and booksellers remained cautious.
    "Healthy demand for new elementary and high school textbooks played to our dramatically increased strength in four-color production," said Mr. Conway. "Our new press approached full utilization within six months of installation, as customers allocated a growing share of their textbook business to Courier and were enthusiastic about the results. Our gains in market share required some pricing tradeoffs, but we are confident that those share gains will lead to greater long-term growth as federal funding and a strong textbook adoption schedule fuel an expected gathering wave of new textbook demand. In the specialty trade market, we made progress in the fourth quarter after three difficult quarters, though the market remains challenging. But overall, we remain confident that our combination of market knowledge, operating efficiency, disciplined investment and relentless focus on outstanding service will benefit customers, employees and shareholders alike."

    REA drives specialty publishing sales gain

    Courier's specialty publishing segment includes two businesses:
Research & Education Association (REA) and Dover Publications. Overall, the segment reported fourth-quarter sales of $11.2 million, up 12% from $10.0 million in last year's fourth quarter due to the inclusion of REA sales. The segment's pretax income was $2.6 million or $.20 per diluted share for the quarter, up 8% from $2.4 million or $.19 per diluted share last year. For the full year, specialty publishing sales were $40.8 million, up 12% from $36.4 million in fiscal 2003, with most of the increase coming from REA. Full-year pretax income for the segment was $6.5 million, up 11% from $5.9 million a year earlier.
    REA sales were $1.5 million for the fourth quarter and $3.9 million for the year, yielding pretax income of $102,000 for the quarter and $170,000 or approximately $0.01 per diluted share for the year. Dover sales in the fourth quarter were $9.7 million, down 3% from $10.0 million a year earlier due to sluggish sales to U.S. retailers, particularly non-bookstore customers such as craft stores and gift shops. For the full year, Dover sales were up 1% to $36.9 million from $36.4 million in 2003. Direct-to-consumer sales were up 7% in the fourth quarter and 5% for the year, while international sales were flat in the quarter and up 9% for the year. Dover pretax income rose 4% in the fourth quarter to $2.5 million; for the full year, Dover pretax income was $6.3 million, up 8% from the prior year. Gross profit as a percentage of sales increased by 220 basis points, from 47.2% last year to 49.4% this year, reflecting efficiencies in warehousing and distribution as well as modest price increases.
    "REA's performance since we acquired it last January has been both gratifying and promising," said Mr. Conway. "We continue to be impressed with REA's products, sales organization and reputation, and the company's integration into Courier has gone even more smoothly than we expected. At Dover, we have responded to a challenging sales environment with several steps including strengthening our sales and marketing organizations. We're focusing new product development on areas of demonstrated revenue potential, and rethinking product packaging in conjunction with retailers. Recent examples include stamp, magic and craft kits that build on last year's highly successful Origami Fun Kits, the new Pictura series of high-resolution image books for design professionals, and targeted marketing programs such as a major outreach to teachers with a dedicated catalog, website and content matched to specific grade levels."

    Outlook for fiscal 2005

    "The education market served us well across both of our operating segments in 2004," said Mr. Conway. "We look forward to building on that achievement in fiscal 2005 and beyond. In book manufacturing, demand for our new four-color press has already led us to order a second identical press for delivery late next year. As a result, we expect to extend our gains in both volume and market share as we head into what we believe will be a multi-year period of growth in four-color textbook publishing. In our specialty publishing segment, we expect Dover's stronger sales and marketing organizations and product focus to drive higher revenue growth, while REA moves forward vigorously to capture additional opportunities in test preparation, career advancement and teacher certification.
    "At the same time, we will continue to deliver the best service in the industry while maximizing operating efficiency throughout our business. We expect the result of these efforts to deliver another record year in 2005, with the majority of the growth again occurring in the second half.
    "For fiscal 2005 overall, we expect to achieve sales growth of 7% to 9%, resulting in total sales of between $226 and $231 million. We expect earnings per share to reach $2.75 to $2.90 for fiscal 2005. This represents an increase of between 10% and 16% from this year's earnings of $2.50 per diluted share."

    About Courier Corporation

    Courier Corporation publishes, prints and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, difficulties in the start up of new equipment, changes in copyright laws, changes in tax regulations, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.



                         COURIER CORPORATION
            CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
           (Dollars in thousands, except per share amounts)

                             QUARTER ENDED            YEAR ENDED
                          ---------------------   --------------------
                          Sept. 25,   Sept. 27,    Sept. 25, Sept. 27,
                            2004        2003         2004      2003
                          --------- -----------   --------- ----------

Net sales                  $59,208     $53,539    $211,179   $202,002
Cost of sales               39,143      34,103     142,609    134,630
                          --------- -----------   --------- ----------

  Gross profit              20,065      19,436      68,570     67,372

Selling and
 administrative expenses     8,414       8,730      37,292     37,794
Interest (income) expense        3         (14)        (23)        52
Gain on real estate sale         -           -         250          -
                          --------- -----------   --------- ----------

    Income before taxes     11,648      10,720      31,551     29,526

Provision for income taxes   4,065       3,757      11,011     10,254
                          --------- -----------   --------- ----------

    Income from continuing
     operations             $7,583      $6,963     $20,540    $19,272
                          ========= ===========   ========= ==========

Discontinued operations,
 net of tax                      -          52           -        848
                          --------- -----------   --------- ----------

Net income                  $7,583      $7,015     $20,540    $20,120
                          ========= ===========   ========= ==========

Income per diluted share
 from:
   Continuing operations     $0.92       $0.85       $2.50      $2.37
   Discontinued operations       -        0.01           -       0.10
                          --------- -----------   --------- ----------

Net income per diluted
 share                       $0.92       $0.86       $2.50      $2.48
                          ========= ===========   ========= ==========

Cash dividends declared
 per share                 $0.0875      $0.075       $0.35      $0.30
                          ========= ===========   ========= ==========

Wtd. average diluted
 shares outstanding          8,234       8,155       8,221      8,120

SEGMENT INFORMATION:

Net sales:
------------------------
Book Manufacturing         $49,625     $45,330    $177,225   $171,858
Specialty Publishing        11,202      10,001      40,787     36,391
Intersegment sales          (1,619)     (1,792)     (6,833)    (6,247)
                          --------- -----------   --------- ----------
    Total for continuing
     operations            $59,208     $53,539    $211,179   $202,002

Income before taxes:
------------------------
Book Manufacturing          $9,104      $8,449     $25,186    $24,171
Specialty Publishing         2,592       2,398       6,475      5,855
Intersegment profit and
 other                         (48)       (127)       (110)      (500)
                          --------- -----------   --------- ----------
    Total for continuing
     operations            $11,648     $10,720     $31,551    $29,526

Net income per diluted
 share:
------------------------
Book Manufacturing           $0.72       $0.67       $2.01      $1.95
Specialty Publishing          0.20        0.19        0.50       0.46
Intersegment profit and
 other                           -       (0.01)      (0.01)     (0.04)
                          --------- -----------   --------- ----------
    Total for continuing
     operations              $0.92       $0.85       $2.50      $2.37

Shares outstanding and per share amounts have been retroactively adjusted to reflect a three-for-two stock split effected on December 5, 2003.



                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)


                                        September 25,    September 27,
ASSETS                                      2004             2003
------                                 --------------   --------------

Current assets:
  Cash and cash equivalents                 $23,965         $23,824
  Accounts receivable                        34,072          29,174
  Inventories                                25,108          20,681
  Deferred income taxes                       2,852           3,164
  Other current assets                          585             830
                                       --------------   --------------
    Total current assets                     86,582          77,673

Property, plant and equipment, net           48,482          43,342
Goodwill                                     33,255          24,847
Prepublication costs                          5,127           3,810
Other assets                                  1,498           1,429
                                       --------------   --------------

    Total assets                           $174,944        $151,101
                                       ==============   ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------

Current liabilities:
  Current maturities of long-term debt          $83             $81
  Accounts payable                           10,059           6,494
  Accrued taxes                               5,557           6,521
  Other current liabilities                  13,409          13,717
                                       --------------   --------------
    Total current liabilities                29,108          26,813

Long-term debt                                  510             593
Deferred income taxes                         7,706           5,597
Other liabilities                             2,630           2,678
                                       --------------   --------------

    Total liabilities                        39,954          35,681
                                       --------------   --------------


    Total stockholders' equity              134,990         115,420
                                       --------------   --------------

    Total liabilities and
     stockholders' equity                  $174,944        $151,101
                                       ==============   ==============


                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)


                                              For the Years Ended
                                          ----------------------------
                                          September 25,  September 27,
                                              2004           2003
                                          ----------------------------
Operating Activities:
  Net income                                 $20,540       $20,120
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization             10,929         9,798
    Deferred income taxes                      2,471           938
    Changes in working capital                (4,736)        1,299
    Gain on sale of assets                      (163)         (913)
    Other, net                                  (707)         (105)
                                          ----------------------------

Cash provided from operating activities       28,334        31,137
                                          ----------------------------

Investment Activities:
   Capital expenditures                      (13,416)      (10,885)
   Prepublication costs                       (2,818)       (2,232)
   Business acquisition                      (11,850)            -
   Proceeds from sale of assets                1,664         1,500
                                          ----------------------------

Cash used for investment activities          (26,420)      (11,617)
                                          ----------------------------

Financing Activities:
   Repayments of debt, net                       (83)          (78)
   Cash dividends                             (2,794)       (2,354)
   Proceeds from stock plans                   1,104         1,106
                                          ----------------------------

Cash used for financing activities            (1,773)       (1,326)
                                          ----------------------------

Increase in cash and cash equivalents            141        18,194

Cash and cash equivalents at the beginning
 of the period                                23,824         5,630
                                          ----------------------------

Cash and cash equivalents at the end of
 the period                                  $23,965       $23,824
                                          ============================


    CONTACT: Courier Corporation
             James F. Conway III, 978-251-6000
             Chairman, President and Chief Executive Officer or
             Robert P. Story, Jr., 978-251-6000
             Senior Vice President and Chief Financial Officer www.courier.com